Exhibit (a)(1)(I)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE

ELECTION FORM UNDER THE EXCHANGE OFFER

Date:
To:
From:	Zhone Techologies, Inc.
Re:	Rejected Election Form Under Option Exchange Program

Unfortunately, your Election Form regarding our exchange offer was either inaccurate, incomplete or improperly signed, and was not accepted for the following reason(s):

If you wish to participate in the exchange offer, please complete and execute the attached Election Form and deliver it to Zhone so that it is received before the Expiration Date, which we expect will be at 5:00 p.m., Pacific Time, on November 17, 2008, using one of the following means:

By Mail or Courier:

Zhone Technologies, Inc.

Attention: Laura Larsen

7001 Oakport Street

Oakland, California 94621

By Facsimile:

Zhone Technologies, Inc.

Attention: Laura Larsen

Facsimile: (510) 777-7359

By Hand or Interoffice Mail:

Attention: Laura Larsen

By E-mail:

LLarsen@zhone.com

Please ensure that you receive a confirmation of receipt from us after you submit your Election Form. If we do not receive a properly completed and signed Election Form from you before the expiration of the exchange offer, all Eligible Options held by you will remain outstanding according to their existing term, exercise price, vesting schedule and other terms and conditions.

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Laura Larsen, by hand or interoffice mail, by facsimile to (510) 777-7359, by mail or delivery to 7001 Oakport Street, Oakland, California 94621, by phone at (510) 777-7062, or by e-mail to LLarsen@zhone.com.